                                                                    Exhibit 23.1

                              Accountants' Consent

The Board of Directors
Flow Control Equipment Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-8's) pertaining to the 1979 Stock Option Plan (No. 2-66181, Post-Effective Amendment No. 3, dated December 1, 1982), the 1984 Stock Option Plan (No. 2-98841, Post-Effective Amendment No. 1, dated November 23, 1988), the Employee Savings Plan (No. 33-32103, dated December 7, 1989 and No. 33-49466, dated July 9, 1992), the Stock Option Plan for Non-Employee Directors (No. 33-43625, dated November 1, 1991), the 1994 Directors' Stock Compensation Plan (No. 33-84032, dated September 13, 1994), and the Robbins & Myers, Inc. Savings Plan for Salaried Employees of Chemineer, Edlon, and Pfaudler (No. 33-61893, dated August 17, 1995), the Robbins & Myers, Inc. 1994 Long-term Incentive Plan (No. 333-00291, dated January 19, 1996), the Robbins & Myers, Inc. 1995 Stock Option Plan for Non-employee Directors (No. 333-00293, dated January 19, 1996) and the Investor Stock Purchase Plan (No. 333-31235, dated July 14, 1997) of our report dated February 6, 1998, with respect to the consolidated balance sheet of Flow Control Equipment Inc. and subsidiary as of December 19, 1998, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from January 1, 1997 through December 19, 1997, which report appears in the Form 8-K/A of Robbins & Myers, Inc.

Houston, Texas                                       /s/ KPMG Peat Marwick LLP
February 27, 1998